Exhibit 5.1

August 9, 2010

The Babcock & Wilcox Company

The Harris Building

13024 Ballantyne Corporate Place, Suite 700

Charlotte, North Carolina 28277

Ladies and Gentlemen:

We are acting as counsel for The Babcock & Wilcox Company, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 10,000,000 shares of the Company’s Common Stock, $0.01 par value per share (the “Shares”), which may be issued pursuant to awards granted under the 2010 Long-Term Incentive Plan of The Babcock & Wilcox Company (the “Plan”). The registration of the Shares is to be effected by means of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”).

In our capacity as counsel for the Company in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of the Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, of the Company, the Plan, corporate records of the Company, including minute books, as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving these opinions, we have relied on certificates of officers of the Company and of public officials with respect to the accuracy of material factual matters contained in or covered by those certificates. In giving these opinions, we have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted as copies conform to the originals thereof. In addition, we have assumed for purposes of this opinion that the consideration received by the Company for the Shares will be not less than the par value of the Shares.

On the basis of the foregoing and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that:

1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

2. In the case of Shares originally issued by the Company pursuant to the provisions of the Plan following due authorization of a particular award thereunder by the Board of Directors of the Company or a duly constituted and authorized committee thereof as provided in and in accordance with the Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the Company or a duly constituted and authorized committee thereof as provided therein, and, in the case of stock options, the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit we are in the category of persons whose written consent Section 7 of the Securities Act requires to be filed with the Registration Statement.

Very truly yours,

/s/ Baker Botts L.L.P.

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